UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

RESTORATION HARDWARE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing:

	1)	Amount previously paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing party:
	4)	Date Filed:

June 22, 2015

Dear Stockholders:

Restoration Hardware Holdings, Inc. (“RH”) is asking for your support at the 2015 Annual Meeting in accordance with the recommendations of our Board of Directors that you vote “FOR” Proposal 2 with respect to the “say on pay” that addressed the compensation of our named executive officers (“Executive Compensation”).

We are providing you with certain additional information regarding Executive Compensation in response to the Institutional Shareholder Services (“ISS”) report dated June 11, 2015 in which it recommends a vote against this proposal.

We strongly disagree with ISS and ask that you review the information below and in our proxy statement to gain a clear understanding of our executive compensation practices.

RH’s Strong Financial Performance

RH has established a very clear point of view with respect to the positioning of the company as a growth oriented business that is being driven by a high performance culture that is led by our Chairman and Chief Executive Officer, Gary Friedman.

RH has delivered strong financial performance and returns for its investors since its initial public offering in November, 2012 and believes this performance is largely attributable to the extremely talented and differentiated leadership team that we have been able to attract and retain.

Below is a selected list of some highlights of our financial performance in fiscal 2014:

•	RH achieved an annualized total stockholder return of 54%, approximately 4.5x the return experienced by the S&P 500 Index;

•	RH achieved a 41% increase in adjusted net income and delivered adjusted earnings per share of $2.36;

•	RH posted its fifth consecutive year of net revenue growth in excess of 20%—reaching $1.867 billion in fiscal 2014;

•	RH generated comparable brand revenue growth in excess of 20% for the fifth consecutive year;

•	RH delivered a 150 basis point expansion in our adjusted operating margin—reaching 9.3% for fiscal 2014;

•	RH significantly strengthened its balance sheet—successfully executing a $350 million, 0% coupon convertible notes transaction.

Further, since our initial public offering in 2012, RH’s stock price has increased from $24.00 per share to $87.53 per share at the end of fiscal year 2014 and $96.23 as of June 19, 2015. This shareholder return places RH among the very top performing IPOs among consumer retail businesses within the current cycle of IPOs.

Against this backdrop of financial performance, we funded our 2014 cash bonus program, the leadership incentive program, at 106%, reflecting the strong results in revenue and operating earnings growth. Equity awards were made in a combination of stock options, to align our executives’ financial interests with those of our stockholders, and restricted stock units, to promote an ownership mentality and the retention of our high-performing employees.

A primary reason for our outstanding performance is the talent of our long-tenured and experienced senior leadership group. The experience, abilities, and commitment of our named executive officers are critical to the achievement of RH’s key financial objectives.

Our overall goal is to continue to drive superior financial performance and returns for our shareholders. We believe the equity ownership granted to our named executive officers is one of the key contributing factors in our success to date.

ISS Stated Concerns

We believe the ISS report reads like a “check the box” analysis that appears entirely out of context to the results that RH has been achieving.

Moreover, the report is primarily focused on the prior year in which ISS recommended a vote against the election of Thomas Mottola (who is a member of the RH compensation committee) and is critical of RH for a purported lack of outreach in response to the votes received by Mr. Mottola in connection with his reelection to serve on the Board last year.

RH engages in a regular outreach and ongoing dialogue with its major shareholders during which many topics have been discussed.

RH is extremely responsive to the concerns of its stockholders and for that reason engages in meaningful dialogue with them on a regular basis.

RH Welcomes Investor Input

Contrary to ISS’s assertion that RH has not engaged in investor outreach, RH in fact has a strong commitment and track record of considering stockholder input. RH both seeks and welcomes stockholder communications and viewpoints.

Consistent with this commitment, our leadership team proactively reaches out to many of RH’s stockholders throughout the year. Input and feedback provided by these stockholders has been actively incorporated in RH’s approach to running the business.

RH does not see a significant “value contribution” with respect to ISS attempting to intermediate a dialogue concerning purported investor concerns. RH believes this purported concerns are largely a construct of ISS’ own creation.

RH feels very confident in its record of strong financial and investor returns and intends to continue to pursue a differentiated approach to running a high performance business led by highly talented leaders.

*                    *                     *

For the reasons set forth above, and in further detail in our 2015 proxy statement, we request that our stockholders not merely follow a “check the box” approach in following recommendations of ISS. In particular, RH requests that its stockholders vote FOR RH’s proposal with respect to “say on pay” and approve the compensation of our named executive officers.